Exhibit 10.4
AMENDMENT NO. 3
TO
LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 3 TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 19th day of January, 2006, by and between Silicon Valley Bank (“Bank”) and Sipex Corporation, a Delaware corporation (“Borrower”) whose address is 233 South Hillview Drive, Milpitas, California 95035.

Recitals

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 21, 2005 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.3 (Interest Rate). The first sentence of Section 2.3(a) is amended in its entirety to read as follows: “Advances accrue interest on the outstanding balance at a per annum rate equal to the Prime Rate plus two percent (2.00%).”

2.2 Section 6.10 (Real Estate Transaction). A new Section 6.10 is hereby inserted after Section 6.9 as follows:

“6.10 Real Estate Transaction. (a) The transactions contemplated by the Real Estate Documents (as defined below) shall be consummated on or prior to January 31, 2006 in accordance with the terms of the Real Estate Documents, (b) all the conditions precedent shall have been satisfied such that Borrower shall have access to or have borrowed at least $7,000,000 pursuant to such Real Estate Documents and (c) Borrower, Rodfre Holdings LLC and Bank shall have entered into a Subordination Agreement in the form of Exhibit A hereto (the “Subordination Agreement”).”

2.3 Section 7.1 (Dispositions). Section 7.1 is amended in its entirety to read as follows:

“7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of exclusive or non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) of worn-out or obsolete Inventory and Equipment; (d) permitted under Sections 7.3 or 7.6; (e) of the real estate located at 233 South Hillview Drive, Milpitas, California (the “Property”) and as further described in that certain Deed of Trust with Assignment of Rents dated as of January 19, 2006 (the “Deed of Trust”) among the Borrower, First American Title Insurance Company and Rodfre Holdings LLC; provided that (1) such sale price, terms and conditions are commercially reasonable and (2) the net proceeds received by Borrower from such sale is equal to or greater than the entire outstanding principal amount under the 9% Secured Note with Convertible Interest Due January 19, 2008 (the “9% Note”), together with all accrued and unpaid interest thereon, and (f) other Transfers of property having an aggregate book value not to exceed $500,000 in any fiscal year.”

2.4 Section 7.7 (Transactions with Affiliates). Section 7.7 is amended in its entirety to read as follows:

“Section 7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person; (ii) customary fees, expenses and compensation including employee benefits paid or reimbursed to directors, officers or employees who are Affiliates; and (iii) transactions permitted under Section 7.4 (with respect to the transaction described under clause (i) of the definition of Permitted Indebtedness) or under Section 7.6.

2.5 Section 13 (Definitions). The following definition set forth in Section 13.1 is amended as follows:

The definition of “Borrowing Base” is amended and restated in its entirety as follows:

““Borrowing Base” is, as determined by Bank from borrower’s most recent Borrowing Base Certificate, the sum of (a) 70% of Eligible Accounts owing from Chander Electronics, Gold InsigniaElectronic Co. LTD, Jetronic, Kohmatsu, Lestina International, LSD MCU (HK) Science and Tech, MFS Technology, Microtek, Princeton Technology, Prohubs, Silicon Applications, Tomuki Corporation, AMSC and Hong Kong Baite; (b) 80% of Eligible Accounts owing from Avnet Electronics, Celestica, Dell, Flextronics International, Fuji Electronics, Future Electronics (UK), Future Electronics (Canada), Future Electronics (Malaysia), Honeywell, IBM, Jabil, Jaco Electronics, Paradyne Corporation, Philips, Raytheon, Sammex (Scientific Atlanta, Mexico), Samsung, Sanmina, Toshiba, and (c) a percentage of such other Eligible Accounts as Bank may approve in its sole discretion; provided however, that Bank may decrease the foregoing percentages in its good faith business judgment based on events, conditions, contingencies, or risks, which, as determined by Bank, may adversely affect the Collateral, or in accordance with the results of the initial field exam and on-going periodic exams.”

In the definition of “Permitted Indebtedness”, the “and” at the end of clause (g) is hereby deleted, the “.” after clause (h) is replaced with “; and” and the following new clause (i) shall be inserted thereafter:

“(i) Indebtedness under the 9% Note (as defined in Section 7.1).”

In the definition of “Permitted Liens”, the “and” at the end of clause (m) is hereby deleted, the “.” after clause (n) is replaced with “; and” and the following new clause (o) shall be inserted thereafter:

“(o) Liens in favor of Rodfre Holdings LLC on the Property to secure Borrower’s obligations under the Deed of Trust and the 9% Note; provided however, neither the Deed of Trust, the 9% Note nor any other document related thereto (the “Real Estate Documents”) shall (1) be amended in a manner adverse to the interests of the Bank hereunder without Bank’s prior written consent and (2) be secured by any Collateral other than the Property (as defined in the Deed of Trust).

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, (b) of a fully executed Subordination Agreement, (c) Borrower’s payment of a loan fee in an amount equal to $2,500 and (d) receipt of a fully executed mortgagee waiver and consent in the form of Exhibit B hereto.

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK	BORROWER
Silicon Valley Bank By: /s/ Tom Smith	Sipex Corporation By: /s/ Clyde R. Wallin

Name: Tom Smith Title: Senior Relationship Manager	Name: Clyde R. Wallin Title: Sr. VP Finance & CFO

EXHIBIT A

SUBORDINATION AGREEMENT

Silicon Valley Bank

Subordination Agreement

Creditor:
Rodfre Holdings LLC Address: c/o Joe Prudente Future Electronics Corp.	Borrower:
41 Main Street Bolton, MA 01740	Sipex Corporation Date: January 19, 2006

This Subordination Agreement is entered into between SILICON VALLEY BANK (“Silicon”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, and the creditor named above (the “Creditor”).

1. Subordination. To induce Silicon in its discretion to extend or continue to extend credit to the above-named borrower (the “Borrower”) at any time, in such manner, upon such terms and for such amounts as may be mutually agreeable to Silicon and the Borrower (but without obligation on Silicon’s part to do so), the Creditor hereby agrees to subordinate and does hereby subordinate payment by the Borrower of any and all indebtedness of the Borrower, now or hereafter incurred, created or evidenced, to the Creditor, however such indebtedness may be hereafter extended, renewed or evidenced (together with all guarantees, if any, for the payment of any such indebtedness) (collectively, the “Junior Debt”), to the payment in full in cash to Silicon of any and all present and future indebtedness, liabilities, guarantees and other obligations, of every kind and description, of the Borrower to Silicon (collectively, the “Senior Debt”), and other than a delivery of a notice of default or acceleration of such Junior Debt, the Creditor agrees not to ask for, demand, sue for, take or receive any payments with respect to all or any part of the Junior Debt, unless and until all of the Senior Debt have been paid and performed in full, except that the following payments with respect to the Junior Debt may be made (the “Permitted Payments”) and the following remedies may be exercised:

(a) If Borrower sells the property located at 233 South Hillview Drive, Milpitas, California 95035 (the “Property”) and, then Borrower may pay the net proceeds from the sale to Creditor in payment of the principal, accrued and unpaid interest and other amounts due under the 9% Secured Note with Convertible Interest Due January 19, 2008 (the “Subordinated Note”);

(b) so long as no Standstill Period (as defined below) or Blockage Period (as defined below) is in effect, Creditor may exercise any remedy, including foreclosure, against the Property and apply the net proceeds of the exercise of any such remedy to the payment of the principal, accrued and unpaid interest and other amounts due under the Subordinated Note; and

(c) Notwithstanding any Blockage Period or Standstill Period, Creditor shall be entitled to exercise any right it may now or in the future have to convert any or all of the Principal amount of and/or accrued interest on the Junior Debt into stock of the Borrower (which stock shall not be redeemable prior to the maturity date of the Senior Debt) and such conversion shall not constitute a payment received in breach of this Agreement.

“Blockage Period” shall mean a period of time beginning on the delivery date of a written notice from Silicon to which Creditor is notified of the occurrence of a default under the Senior Debt (a “Senior Default Notice”) and terminating on the date, if any, of the earliest to occur of: (a) Silicon’s written consent to such termination; or (b) the cure to the satisfaction of Silicon of such default which is the basis for the applicable Blockage Period; or (c) 60 days after the delivery date of a Senior Default Notice.

The word “indebtedness” is used herein in its most comprehensive sense and includes without limitation any and all present and future loans, advances, credit, debts, obligations, liabilities, representations, warranties, and guarantees, of any kind and nature, absolute or contingent, liquidated or unliquidated, and individual or joint; but shall exclude any indebtedness of Borrower to Creditor that do not arise under the Subordinated Note, the Deed of Trust and the documents executed in connection therewith. Creditor represents and warrants to Silicon that the Borrower is now indebted to the Creditor in the following amounts under the following described notes and/or documents and that the same is all outstanding indebtedness owing from the Borrower to the Creditor:

The principal amount of $7,000,000, together with accrued interest and other amounts due and owing under the Subordinated Note and the Deed of Trust with Assignment of Rents dated as of January 19, 2006 among the Borrower, First American Title Insurance Company and Creditor.

Creditor represents and warrants that the Junior Debt is not, and will not be, secured by any assets of the Borrower (other than the Property and the direct proceeds of the property), and if for any reason Creditor takes or receives any collateral or security for any of the Junior Debt (other than the Property), without limiting Silicon’s other rights and remedies, the security interest of Creditor in such collateral and security shall in all respects be subordinate and subject to all present and future security interests of Silicon therein, and Creditor shall not collect, take possession of, foreclose upon, or exercise any other rights or remedies with respect to, any collateral or security, judicially or non-judicially, or attempt to do any of the foregoing. As of the date hereof, Silicon represents and warrants that the Senior Debt is not secured by the Property other than the proceeds thereof.

2. Distribution of Assets. The Creditor and Silicon agree that upon any distribution of the assets or readjustment of the indebtedness of the Borrower whether by reason of liquidation, composition, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any of the Junior Debt, or the application of the assets of the Borrower to the payment or liquidation thereof, Silicon shall be entitled to receive payment in full in cash of all of the Senior Debt prior to the payment of all or any part of the Junior Debt, and in order to enable Silicon to enforce its rights hereunder in any such action or proceeding, provided, however, that with any assets described in Sections 1(a) or 1(b) shall be distributed first to Creditor in payment of the Junior Debt before any remaining assets are delivered to Silicon for application to the Senior Debt.

3. Transfer of Subordinated Debt. The Creditor shall not sell, pledge, assign or otherwise transfer, at any time while this Agreement remains in effect, any rights, claim or interest of any kind in or to any of the Junior Debt, either principal or interest, without first notifying Silicon and making such transfer expressly subject to this Subordination Agreement in form and substance satisfactory to Silicon. The Creditor represents and warrants to Silicon that the Creditor has not sold, pledged, assigned or otherwise transferred any of the Junior Debt, or any interest therein or collateral or security therefor, or given any other subordination agreement in respect thereof, to any other person. The Creditor will concurrently endorse all notes and other written evidence of the Junior Debt with a statement that they are subordinated to the Senior Debt pursuant to the terms of this Agreement, in such form as Silicon shall require, and the Creditor will exhibit the originals of such notes and other written evidence of the Junior Debt to Silicon so that Silicon can confirm that such endorsement has been made (but no failure to do any of the foregoing shall affect the subordination of the Junior Debt provided for herein, which shall be fully effective upon execution of this Agreement).

4. Default. The Creditor shall promptly give Silicon written notice of any default or event of default (a “Notice of Junior Debt Default”) under any document, instrument or agreement evidencing or relating to any of the Junior Debt, and, until the earlier of (a) the payment in full of the Senior Debt or (b) 60 days after delivery of the Notice of Junior Debt Default (the “Standstill Period”), the Creditor shall not commence or join in any action or proceeding to recover any amounts due on the Junior Debt, commence or join in any involuntary bankruptcy petition, insolvency proceeding or similar judicial proceeding against the Borrower, or collect, accept payment on or security for, or exercise any other rights or remedies with respect to, the Junior Debt, judicially or non-judicially, or attempt to do any of the foregoing, except for Permitted Payments under Sections 1(a) and 1(c) above.

5. Silicon’s Rights. This is a continuing agreement of subordination and Silicon may continue, without notice to the Creditor, to extend credit or other accommodation or benefit and loan monies to or for the account of the Borrower in reliance hereon. Silicon may at any time, in its discretion, renew or extend the time of payment of all or any Senior Debt, modify the Senior Debt and any terms or provisions thereof or of any agreement relating thereto, waive or release any collateral which may be held therefor at any time, and make and enter into any such agreement or agreements as Silicon may deem proper or desirable relating to the Senior Debt, without notice to or further consent from the Creditor and without any manner impairing or affecting this Agreement or any of Silicon’s rights hereunder. The Creditor waives notice of acceptance hereof, notice of the creation of any Senior Debt, the giving or extension of any credit by Silicon to the Borrower, or the taking, waiving or releasing of any security therefor, or the making of any modifications, and the Creditor waives presentment, demand, protest, notice of protest, notice of default, and all other notices to which the Creditor might otherwise be entitled.

6. Revivor. If, after payment of the Senior Debt, the Borrower thereafter becomes liable to Silicon on account of the Senior Debt, or any payment made on the Senior Debt shall for any reason be returned by Silicon, this Agreement shall thereupon in all respects become effective with respect to such subsequent or reinstated Senior Debt, without the necessity of any further act or agreement between Silicon and the Creditor.

7. General. This Agreement sets forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and supersedes all prior discussions, representations, agreements and understandings between the parties. This Agreement may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the parties hereto. In the event of any litigation between the parties based upon, arising out of, or in any way relating to this Agreement, the prevailing party shall be entitled to recover all of his costs and expenses (including without limitation attorneys’ fees) from the non-prevailing party. The parties agree to cooperate fully with each other and take all further actions and execute all further documents from time to time as may be reasonably necessary to carry out the purposes of this Agreement. At Silicon’s option, all actions and proceedings based upon, arising out of or relating in any way directly or indirectly to, this Agreement shall be litigated exclusively in courts located within Santa Clara County, California, and Creditor consents to the jurisdiction of any such court and consents to the service of process in any such action or proceeding by personal delivery, first-class mail, or any other method permitted by law, and waives any and all rights to transfer or change the venue of any such action or proceeding to any court located outside Santa Clara County, California. This Agreement is being entered into, and shall be governed by the laws of the State of California. This Agreement shall be binding upon the Creditor and its successors and assigns and shall inure to the benefit of Silicon and Silicon’s successors and assigns. Nothing herein is to be construed as limiting, precluding or subjecting to any restriction or waiting period (including, but not limited to the Blockage Period and/or Standstill Period) any present or future right of the Creditor to convert any or all of the Junior Debt, including interest accruing thereon, into stock (which stock shall not be redeemable prior to the maturity date of the Senior Debt)

8. Mutual Waiver of Jury Trial. SILICON AND CREDITOR EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (I) THIS AGREEMENT; OR (II) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN SILICON AND CREDITOR; OR (III) ANY CONDUCT, ACTS OR OMISSIONS OF SILICON OR CREDITOR OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH SILICON OR CREDITOR; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

9. Judicial Reference. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, IF THE ABOVE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS NOT ENFORCEABLE, THE PARTIES HERETO AGREE THAT ANY AND ALL DISPUTES OR CONTROVERSIES OF ANY NATURE BETWEEN THEM ARISING AT ANY TIME SHALL BE DECIDED BY A REFERENCE TO A PRIVATE JUDGE, MUTUALLY SELECTED BY THE PARTIES (OR, IF THEY CANNOT AGREE, BY THE PRESIDING JUDGE OF THE SANTA CLARA SUPERIOR COURT) APPOINTED IN ACCORDANCE WITH CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 (OR PURSUANT TO COMPARABLE PROVISIONS OF FEDERAL LAW IF THE DISPUTE FALLS WITHIN THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS), SITTING WITHOUT A JURY, IN THE SUPERIOR COURT OF CALIFORNIA, COUNTY OF SANTA CLARA; AND THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF SUCH COURT. THE REFERENCE PROCEEDINGS SHALL BE CONDUCTED PURSUANT TO AND IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE §§ 638 THROUGH 645.1, INCLUSIVE. THE PRIVATE JUDGE SHALL HAVE THE POWER, AMONG OTHERS, TO GRANT PROVISIONAL RELIEF, INCLUDING WITHOUT LIMITATION, ENTERING TEMPORARY RESTRAINING ORDERS, ISSUING PRELIMINARY AND PERMANENT INJUNCTIONS AND APPOINTING RECEIVERS. IF DURING THE COURSE OF ANY DISPUTE, A PARTY DESIRES TO SEEK PROVISIONAL RELIEF, BUT A JUDGE HAS NOT BEEN APPOINTED AT THAT POINT PURSUANT TO THE JUDICIAL REFERENCE PROCEDURES, THEN SUCH PARTY MAY APPLY TO THE SUPERIOR COURT OF CALIFORNIA, COUNTY OF SANTA CLARA FOR SUCH RELIEF..

Creditor:

RODFRE HOLDINGS LLC

By     /s/ Joe Prudente

Joe Prudente, duly authorized

Silicon:

SILICON VALLEY BANK

By /s/ Tom Smith

Title Senior Relationship Manager

BORROWER’S AGREEMENT

The undersigned Borrower hereby acknowledges receipt of a copy of the foregoing Subordination Agreement and agrees not to pay any Junior Debt, except as provided therein. In the event Borrower breaches this Agreement or any of the provisions of the foregoing Subordination Agreement, Borrower agrees that, in addition to all other rights and remedies Silicon has, all of the Senior Debt shall, at Silicon’s option and without notice or demand, become immediately due and payable, unless Silicon expressly agrees in writing to waive such breach. No waiver by Silicon of any breach shall be effective unless in writing signed by one of Silicon’s authorized officers, and no such waiver shall be deemed to extend to or waive any other or subsequent breach. Borrower further agrees that any default or event of default by Borrower on the Junior Debt or under any present or future instrument or agreement between Borrower and the Creditor shall constitute a default and event of default under all present and future instruments and agreements between Borrower and Silicon. Borrower further agrees that, at any time and from time to time, the foregoing Subordination Agreement may be altered, modified or amended by Silicon and the Creditor without notice to Borrower and without further consent by Borrower.

Borrower:

SIPEX CORPORATION

By Clyde R. Wallin

President or Vice President

EXHIBIT B

MORTGAGEE WAIVER AND CONSENT

THIS MORTGAGEE’S WAIVER AND CONSENT (“Waiver and Consent”) is made and entered into as of this 19th day of January, 2006 by and among Rodfre Holdings LLC (“Mortgagee”) and Silicon Valley Bank (“Bank”).

A.	Sipex Corporation (“Borrower”) is the owner of the real property located at 233 South Hillview Drive, Milpitas, California 95035 (the “Premises”).

B.	Borrower has granted a mortgage (the “Deed of Trust”) on the Premises to Mortgagee.

C.	Bank has previously entered into a Loan and Security Agreement (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”) with Borrower, and to secure the obligations arising under such Loan Agreement, Borrower has granted to Bank a security interest in and lien upon the Collateral (as defined in the Loan Agreement).

NOW, THEREFORE, in consideration of any financial accommodations extended by Bank to Borrower at any time, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Mortgagee will use reasonable efforts to provide Bank with written notice of any default by Borrower under the Deed of Trust and the documents related thereto (the “Real Estate Documents”). No action by Bank pursuant to this Waiver and Consent shall be deemed to be an assumption by Bank of any obligation under the Deed of Trust, and, except as provided in paragraphs 6 and 7 below, Bank shall not have any obligation to Mortgagee. Mortgagee’s failure to provide any such notice shall not in any way restrict or preclude Mortgagee’s exercise of its rights or remedies under the Real Estate Documents.

2.	Mortgagee acknowledges the validity of Bank’s lien on the Collateral and, until such time as the obligations of Borrower to Bank are indefeasibly paid in full, Mortgagee subordinates any interest in the Collateral and agrees not to distrain or levy upon any Collateral or to assert any lien, right of distraint or other claim against the Collateral until Bank is paid in full.

3.	Bank or its representatives or invitees may enter upon the Premises at any time without any interference by Mortgagee to inspect or remove any or all of the Collateral, including, without limitation, by public auction or private sale pursuant to the provisions of paragraph 7 below.

4.	For, and in consideration of the Bank’s undertaking and covenant to pay occupancy at the then prevailing market rate, as determined by the Mortgagee, acting reasonably, Mortgagee will permit Bank and its representatives and invitees to occupy and remain on the Premises; provided, that such period of occupation (the “Disposition Period”) shall not exceed 60 days. If any injunction or stay is issued that prohibits Bank from removing the Collateral, the commencement of the Disposition Period will be deferred until such injunction or stay is lifted or removed.

5.	During any Disposition Period, Bank and its representatives and invitees may inspect, repossess, remove and otherwise deal with the Collateral, and Bank may advertise and conduct public auctions or private sales of the Collateral at the Premises, in each case without interference by Mortgagee or liability of Bank to Mortgagee (other than as set forth in Section 8 below). If Bank conducts a public auction or private sale of the Collateral at the Premises, Bank shall use reasonable efforts to notify Mortgagee, first and to hold such auction or sale in a manner which would not unduly disrupt Mortgagee’s use of the Premises.

6.	Bank shall promptly repair, at Bank’s expense, or reimburse Mortgagee for any physical damage to the Premises actually caused by the conduct of any auction or sale of Collateral on the Premises and any removal of Collateral by or through Bank (ordinary wear and tear excluded). Bank shall not be liable for any diminution in value of the Premises caused by the absence of Collateral removed, and Bank shall not have any duty or obligation to remove or dispose of any Collateral or any other property left on the Premises by Borrower.

7.	All notices hereunder shall be in writing, sent by certified mail, return receipt requested or by telecopy, to the respective parties and the addresses set forth on the signature page or at such other address as the receiving party shall designate in writing.

8.	This Waiver and Consent may be executed in any number of several counterparts, shall be governed and controlled by, and interpreted under, the laws of the State of California, and shall inure to the benefit of Bank and its successors and assigns and shall be binding upon Mortgagee and its successors and assigns (including any transferees of the Premises).

IN WITNESS WHEREOF, this Mortgagee Waiver and Consent is entered into as of the date first set forth above.

c/o Joe Prudente	“MORTGAGEE”
Future Electronics Corp.	RODFRE HOLDINGS LLC
41 Main Street	By: RODFRE HOLDINGS LLC
Boston, Massachusetts 01740	—
Telephone: 978-779-3000	Name: /s/ Joe Prudente

Facsimile: 978-779-3071	Title: Director

“BANK”
3003 Tasman Drive	SILICON VALLEY BANK
Santa Clara, California 95054	By: /s/ Tom Smith
Attention: ___________________________	—
Telephone:	Name: Tom Smith

Facsimile:	Title: Senior Relationship Manager